CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 033-19949 on Form N-4 of our report dated April 1, 2022 relating to the consolidated financial statements and financial statement schedules of Talcott Resolution Life Insurance Company, and of our report dated April 13, 2022 relating to the financial statements of the individual Sub-Accounts which comprise Talcott Resolution Life Insurance Company Separate Account Two. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, CT
April 27, 2022